CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE HELVETIA FUND, INC.
(Pursuant to Section 241 of the General
Corporation Law of the State of Delaware)

                     The undersigned directors of The Helvetia Fund, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certify as follows:

                     FIRST:  The Certificate of Incorporation of the Corporation is amended to delete Article Twelfth in its entirety.

                     SECOND:  This amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law. The Corporation has not received any payment for any of its stock.

                     IN WITNESS WHEREOF, the undersigned have signed this instrument this 12th day of July, 1987.

CORPORATE SEAL	/s/ Georges L. de Montebello Georges L. de Montebello Director /s/ Donald M. Wilkonson, Jr. Donald M. Wilkinson, Jr. Director